Exhibit 10.1

EXECUTION VERSION

ADDENDUM TO OCTOBER 9, 2020 EMPLOYMENT AGREEMENT BETWEEN A. LORNE WEIL AND INSPIRED ENTERTAINMENT INC.

WHEREAS the Compensation Committee of Inspired Entertainment Inc. (“Inspired” or “the Company”): entered a contract with its Executive Chairman, A. LORNE WEIL (Executive) to replace the then existing evergreen contract with a fixed term contract on October 9, 2020 (as clarified April 12, 2021) (the Employment Agreement), subject to certain of the equity grants being approved by the stockholders of the Company at the then upcoming Annual General Meeting (AGM) of the stockholders;

WHEREAS the equity grant in the Employment Agreement was approved by a majority of the stockholders at the AGM on May 11, 2021;

WHEREAS the Compensation Committee and Executive received feedback from some stockholders reflecting a desire to further align the equity incentives with the complementary interests of our stockholders, while preserving incentives for the Executive to remain with the company throughout the term of the contract;

WHEREAS the Compensation Committee wishes to preserve the incentive structure of time vesting to incentivize longevity and performance to ensure both EBITDA and stock price performance;

WHEREAS the Compensation Committee & the Executive are mindful of the increase in stock price since the completion of the Employment Agreement and believe such has occurred in large part through the leadership of Executive;

WHEREAS the Executive is willing to forgo certain benefits provided in his existing contract to further address the comments received and demonstrate both his confidence in the Company and desire to further align his compensation with stockholder interests;

WHEREAS the Compensation Committee and Executive have conducted additional arms’ length negotiations to address the comments, retain the core incentive structure, and address the matter as fairly as possible:

NOW Therefore, the Company and the Executive have in consideration of the mutual promises and covenants herein contained and consideration provided, intending to be legally bound, agreed as of 21 June 2021 to the following modifications to the Agreement:

1.	Executive agrees to convert his first tranche of Time Based RSUs and first tranche of Adjusted EBITDA Based RSUs to Stock Price Price Based RSUs by:

a.	Modifying Section 6a2(i)(1) from 250,000 RSUs to 165,000 RSUs and eliminating the first tranche scheduled to vest December 31, 2022 in 6a2(i)(1)(a);

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b.	Modifying Section 6a2(ii)1 by:
i. changing 250,000 to 187,500 and
ii. changing 2021 to 2022;
c.	Adding 147,500 RSUs to the 250,000 originally in Sections 6a2(iii)(1) making the total number of Stock Price Based Shares in that Section 397,500;
d.	Modifying Section 6a2(iii)(2)(a)(iii) by changing 85,000 to 135,000 thereby increasing the number of RSUs subject to the $15 vesting threshold by 50,000 of the RSUs being converted from the Sections described above:
e.	Adding a new Section 6a2(iii)(2)(a)(iv) providing:
50,000 RSUs will vest if the average Closing Price of the Company’s common stock for any consecutive 45 calendar day period following the date hereof shall be not less than $17.50; and
f.	Adding a new Section 6a2(iii)(2)(a)(v) providing:
47,500 RSUs will vest if the average Closing Price of the Company’s common stock for any consecutive 45 calendar day period following the date hereof shall be not less than $20.00.

All other terms of the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

INSPIRED ENTERTAINMENT, INC.

By:	/s/ Steven M. Saferin
Name:	Steven M. Saferin
Title:	Chair of the Compensation Committee and Authorized Person

EXECUTIVE

/s/ A. Lorne Weil
A. Lorne Weil

Date: June 21, 2021

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